Exhibit 99.4

EQT Midstream Partners to Acquire Sunrise Pipeline from EQT Corporation

Pittsburgh, PA (July 15, 2013) — EQT Midstream Partners, LP (NYSE: EQM) and EQT Corporation (NYSE: EQT) today announced that EQT Midstream Partners has agreed to acquire EQT Corporation’s (EQT) wholly owned subsidiary, Sunrise Pipeline, LLC (Sunrise), for $507.5 million cash and $32.5 million of common and general partners units.  EQT Midstream Partners (Partnership) also agreed to pay additional consideration of $110 million to EQT upon the effectiveness of a new transportation agreement with a third-party that the Partnership expects to become effective post-closing.  In addition, the Partnership announced a $0.40 cash distribution per unit for the second quarter 2013, which represents a $0.03 or 8% increase over the first quarter 2013 cash distribution per unit.

Sunrise Acquisition

The primary assets of Sunrise consist of: (i) 41.5 miles of 24-inch diameter FERC-regulated pipeline that parallels and interconnects with the segment of the Partnership’s transmission and storage system from Wetzel County, West Virginia to Greene County, Pennsylvania; (ii) the Jefferson compressor station in Greene County; and (iii) an interconnect with the Texas Eastern pipeline in Greene County.  The Sunrise pipeline has existing throughput capacity of approximately 400 BBtu per day, all of which is subscribed under firm transmission contracts with a weighted-average remaining contract life based on contracted revenues of approximately 10 years as of June 30, 2013.  EQT Energy, LLC (EQT Energy), EQT’s marketing affiliate, has entered into a firm contract for 305 BBtu per day of capacity.  In addition, 95 BBtu per day of capacity has been contracted with third-parties.  These contracts provide $44.3 million in annual firm reservation revenue and up to $0.7 million of annual firm usage revenue, if fully utilized.

Sunrise is currently expanding its Jefferson compressor station, which will provide approximately 550 BBtu per day of additional capacity.  The Partnership will invest $30 million for the expansion, which is fully subscribed and expected to be in service by September 1, 2014.  EQT Energy has entered into a precedent agreement for approximately 295 BBtu per day of firm capacity over a 10-year term, commencing on the date the expansion is placed in service, which results in $26.9 million of annual firm reservation revenue.

Sunrise also entered into a precedent agreement with a third-party, over a 20-year term, for firm transportation capacity related to the Jefferson expansion.  The precedent agreement is for approximately 252 BBtu per day of firm transportation capacity from November 1 through March 31 of each year and 62 BBtu per day of firm transportation capacity from April 1 through October 31 of each year. The agreement is expected to commence April 1, 2014, and result in $13.0 million of annual firm reservation revenue and up to $1.0 million of annual firm usage revenue, if fully utilized.  If a transportation agreement becomes effective under the terms of the precedent agreement by December 31, 2014, the Partnership will make a payment of $110 million to EQT as additional consideration.

The Partnership currently operates the Sunrise assets as part of its transmission and storage system under a lease agreement with EQT.  The lease is accounted for as a capital lease for GAAP purposes and, as a result, revenues and expenses associated with Sunrise are included in the Partnership’s financial statements; however, the monthly lease payment to EQT offsets the impact on the Partnership’s distributable cash flow.  Effective with the close of the Sunrise transaction, the lease agreement will terminate.

Management expects the Sunrise acquisition to be immediately accretive to the Partnership’s distributable cash flow per unit.  The Partnership valued Sunrise based on the present value of expected future cash flows, which are expected to ramp up significantly in 2014 and 2015 based on the growth provided by the Jefferson compressor station expansion and related contracts.

Upon completion of the Jefferson expansion, revenues generated under contracts, are expected to be approximately $84 million annually.  In addition, if fully utilized, revenues generated by firm usage could add up to $1.7 million annually, based on the terms of the previously described contracts.  The Partnership expects ongoing operating expenses for the Sunrise assets, excluding depreciation and amortization, to be approximately $5 - $7 million per year.

The terms of the acquisition were approved by the Partnership’s Conflicts Committee, which is comprised entirely of independent directors.  The committee was advised by Evercore Partners Inc. regarding financial matters; and Richards, Layton & Finger P.A. regarding legal matters.  The general partner and its affiliates were advised by Baker Botts L.L.P. regarding legal matters.

EQT Midstream Partners Quarterly Cash Distribution

Today, the Partnership announced a quarterly cash distribution of $0.40 per unit for the second quarter of 2013.  The distribution represents a $0.03 or 8% increase over the first quarter cash distribution per unit.  The second quarter distribution will be paid on August 14, 2013 to all unitholders of record at the close of business on August 5, 2013.

In addition, the Partnership announced estimated second quarter 2013 adjusted EBITDA of $23.4 million, which includes $0.5 million of expenses related to the Sunrise transaction.  The estimated second quarter 2013 adjusted EBITDA results are in line with the previously issued guidance of adjusted EBITDA between $22 and $24 million.

Non-GAAP Disclosures

As used herein, the Partnership defines adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (if applicable), depreciation and amortization expense, non-cash long-term compensation expense, and other non-cash adjustments (if applicable) less other income and the Sunrise Pipeline lease payment. Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s financial statements, such as industry analysts, investors, lenders, and rating agencies, use to assess:

•        performance versus prior periods;

•        the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•        the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;

•        the Partnership’s ability to incur and service debt and fund capital expenditures; and

•        the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below reconciles estimated adjusted EBITDA with estimated net income as derived from the Partnership’s estimated results for the quarter ended June 30, 2013.

Three Months Ended
June 30, 2013
(in thousands $)
Reconciliation of Estimated Adjusted EBITDA to Estimated Net Income
Estimated net income	$17,890
Add:
Estimated interest expense, net	6,485
Estimated depreciation and amortization	7,858
Estimated non-cash long-term compensation expense	209
Estimated non-cash reserve adjustment	(430)
Less:
Estimated sunrise lease payment	(8,338)
Estimated other income	(229)
Estimated Adjusted EBITDA	$23,445

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire and develop midstream assets in the Appalachian basin. The Partnership provides midstream services to EQT Corporation and third-party companies through two primary assets: the Equitrans Transmission and Storage System and the Equitrans Gathering System.  The Partnership has a 700 mile FERC-regulated, interstate pipeline system and more than 2,000 miles of FERC-regulated, low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution.  EQT is the general partner and majority equity owner of EQT Midstream Partners, LP. With more than 120 years of experience, EQT is a technology-driven leader in the integration of air and horizontal drilling. Through safe and responsible operations, EQT is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation at www.EQT.com

Cautionary Statements

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the

Partnership’s and Sunrises’ transmission and storage and gathering revenue and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to such programs); asset acquisitions, including the Partnership’s and Sunrise’s ability to complete the Sunrise acquisition; capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources for the Sunrise acquisition; projected usage revenue; projected revenues, and anticipated synergies from the Sunrise acquisition. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. With respect to the proposed Sunrise transaction, these risks and uncertainties include, among others, disruption to the Partnership’s business, including customer and supplier relationships resulting from the transaction; risks that the conditions to closing may not be satisfied; and impact of the transaction on the Partnership’s future operating income, 2013 capital program and distributions. The risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those risks discussed in the Partnership’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Analyst inquiries please contact:

Nate Tetlow — Investor Relations Manager

412.553.5834

ntetlow@eqtmidstreampartners.com

Patrick Kane — Chief Investor Relations Officer

412.553.7833

pkane@eqtmidstreampartners.com

Media inquiries please contact:

Natalie Cox — Corporate Director, Communications

412.395.3941

ncox@eqtmidstreampartners.com

Source:  EQT Midstream Partners